EXHIBIT A



                         Acquisitions of Shares by the
                     Partnership During the Past Sixty Days



                 Date of        Amount of                        Price Per
               Transaction        Shares     Aggregate Price       Share
            February  2, 1995    16,100      $ 150,956.82        $  9.376
            February  3, 1995     6,400         60,256.00           9.415
            February  6, 1995     1,000          9,415.00           9.415
            February 10, 1995     5,000         46,875.00           9.375
            February 10, 1995     9,300         88,972.17           9.567
            February 13, 1995    40,000        385,000.00           9.625
            February 13, 1995    50,000        486,375.00           9.728
            February 22, 1995    50,000        481,250.00           9.625
            February 23, 1995    48,000        462,000.00           9.625
            March     3, 1995     2,000         18,580.00           9.290
            March    22, 1995    14,700        124,013.61           8.436
            March    23, 1995    13,200        111,078.00           8.415

        All Shares were purchased in transactions on The Nasdaq Na-tional Market.



                         Disposition of Shares by the
                     Partnership During the Past Sixty Days


                 Date of        Amount of                        Price Per
               Transaction        Shares     Aggregate Price       Share
            March    24, 1995    29,700      $ 248,737.50        $  8.375

        All Shares were sold in a transaction on The Nasdaq National
        Market.






                                (Page 10 of 10)